EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Jan. 26, 2023

Darling Ingredients Director Mary Korby to retire from Board at Annual Meeting; Larry Barden elected to Board of Directors

IRVING, Texas, – Darling Ingredients Inc. (NYSE: DAR), today announced that long-time board member Mary Korby has informed the board that she plans to retire, effective at the company’s 2023 Annual Meeting of Stockholders. Ms. Korby will remain a director and maintain her committee memberships through the 2023 Annual Meeting.

Separately, the company also announced that Larry A. Barden, former Chairman of the Management Committee of Sidley Austin LLP, has been elected to the board as an independent director, effective immediately; expanding the total number of directors on the board to 11. Mr. Barden will serve on the board’s Environmental, Social and Governance Committee.

Ms. Korby joined the Darling Ingredients board in 2014 following a long and distinguished legal career as a partner at both Weil, Gotshal & Manges LLP and K&L Gates LLP.

“On behalf of the board of directors, I would like to thank Mary for her many years of dedicated service,” said Randall C. Stuewe, Chairman and Chief Executive Officer. “Mary’s significant and meaningful contributions to Darling Ingredients have helped transform our company. Her extensive knowledge and experience in international law helped grow our business and expand our global footprint. We wish Mary all the best in retirement.”

Mr. Barden is a retired partner of Sidley Austin LLP, an international law firm. He served as Chairman of Sidley’s Management Committee from April 2014 until April 2022 and was a member of the Executive Committee from 1999 through April 2022. Mr. Barden’s principal areas of practice were mergers and acquisitions, securities/corporate finance and strategic counseling/corporate governance. He also serves on the boards of various civic and educational organizations.

“I want to extend a warm welcome to Larry as he joins our board of directors,” Stuewe said. “We are fortunate to have his deep breadth of executive management and legal expertise at the board level, as we continue to execute our global growth strategy.”

About Darling Ingredients
Darling Ingredients Inc. (NYSE: DAR) is the largest publicly traded company turning edible by-products and food waste into sustainable products and a leading producer of renewable energy. Recognized as a sustainability leader, the company operates more than 270 facilities in 17 countries and repurposes approximately 15% of the world's meat industry waste streams into value-added products, such as green energy, renewable diesel, collagen, fertilizer, animal proteins and meals and pet food ingredients. To learn more, visit darlingii.com. Follow us on LinkedIn.

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Darling Ingredients Contacts
Investors: Suann Guthrie
Senior VP, Investor Relations, Sustainability & Communications
(469) 214-8202; suann.guthrie@darlingii.com

Media: Jillian Fleming
Director, Global Communications
(972) 541-7115; jillian.fleming@darlingii.com